UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
March 2, 2007
CENTRA FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

West Virginia	000-49699	55-0770610

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Registrant’s telephone number, including area code: (304) 598-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On March 2, 2007, the Company determined that, as a result of an inadvertent computational error, the Company understated its “Basic Weighted Average Shares Outstanding” and its “Diluted Weighted Average Shares Outstanding” for the three and nine months ended September 30, 2006. Management identified this clerical error, management confirmed the error and management notified its independent registered public accounting firm of the error. As a result of the error, the Company overstated its “Basic Net Income Per Share” and its “Diluted Net Income Per Share” for the three and nine months ended September 30, 2006. This computational error had no impact on the Company’s net income, stockholders’ equity, or on the net cash flows from operations. The Company is not aware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirements under the securities laws.
The following table presents amounts as previously reported and as corrected.

	Nine Months Ended	Three Months Ended
	September 30, 2006	September 30, 2006

Net income	$3,268,000	$1,395,000

As originally reported:

Basic net income per share	$1.12	$0.46

Diluted net income per share	$1.02	$0.42
Basic weighted average shares outstanding	2,913,506	3,030,560
Diluted weighted average shares outstanding	3,202,130	3,352,240

As corrected:

Basic net income per share	$1.04	$0.38

Diluted net income per share	$0.95	$0.35
Basic weighted average shares outstanding	3,136,074	3,691,006
Diluted weighted average shares outstanding	3,424,115	4,010,938
At the regularly scheduled audit committee meeting on March 14, 2007, the audit committee discussed the non-reliance of previously issued financial statements with the Company’s independent registered public accounting firm. The audit committee confirmed and ratified management’s initial assessment as to non-reliance, and recognized management’s view that it was of utmost importance for the Company to file a Form 8-K as soon as possible after management discovered the clerical error.

The Company plans to file an amendment to its Form 10-Q for the period ended September 30, 2006, on March 15, 2007, which allowed the audit committee, at its regularly scheduled meeting on March 14, 2007, to review the amendment to the Form 10-Q/A with the independent registered public accounting firm.
Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 14, 2007	Centra Financial Holdings, Inc.

	By	/s/ Kevin D. Lemley

Kevin D. Lemley, Vice President and Treasurer

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